Exhibit 23.1

Consent of Independent Registered Certified Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement (Form S-8) pertaining to the Global Signal Inc. Omnibus Stock Incentive Plan of our reports dated March 14, 2006, with respect to the consolidated financial statements and schedules of Global Signal Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2005, Global Signal Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Global Signal Inc., filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Tampa, Florida

August 16, 2006